Exhibit 99.1

      Workstream Broadens Management Team with Seasoned Industry Executives

   Company Prepares for Accelerated Growth by Adding COO, SVP of Sales and SVP
                       Marketing and Business Development

Ottawa, ON. - September 16, 2004 - Workstream Inc. (TM) (NASDAQ: WSTM), a provider of Enterprise Workforce Management software, today announced the appointment of three key executives to the company's executive team.

James Fanella joins the Company as the Chief Operating Officer reporting directly to Michael Mullarkey, the CEO and Chairman of Workstream. Fanella is an industry veteran with over twenty five years of experience. He has previously served in executive positions as Senior Vice President of Yahoo! (NASDAQ: YHOO), running all of the company's enterprise software and services business worldwide, Vice President of Commerce One, Managing Principal of Unisys Corporation and most recently Executive Vice President of Computer Network Technologies. In his role Mr. Fanella will be responsible for Workstream's sales, service and the day-to-day operations.

Also joining Workstream is Andrew Duncan as the Senior Vice President of Sales. Prior to Workstream, Duncan serviced as Chairman, President and CEO of Advanced Data Exchange (ADE). Mr. Duncan led ADE's initiative into business-to-business e-commerce software and services network. Mr. Duncan was also President and CEO of The EC Company, another firm focused on automating traditional EDI processes. Before founding The EC Company, Mr. Duncan was President and CEO of several Silicon Valley based companies including Buena Vista Software. Mr. Duncan is responsible for worldwide direct and channel sales for the company and will be reporting to Mr. Fanella.

The company also announced Kevin Dobbs as the Senior Vice President of Marketing and Business Development reporting directly to Michael Mullarkey. In his position Mr. Dobbs will be responsible for marketing and product strategy as well as working with Mr. Mullarkey on corporate development projects. Mr. Dobbs joined the Workstream management team after serving in a similar capacity at recently acquired Kadiri Inc. Prior to Kadiri, Mr. Dobbs was a founder and Vice President of Products and Strategy at Workscape Corporation. Before Workscape, Mr. Dobbs was the General Manager of the HR Division of Edify Corporation and has also held executive marketing and business development positions at both Walker Interactive and Oracle Corporation.

"Workstream is poised for growth in 2005 with our expanded product suite, several recent acquisitions, continued customer momentum and partnerships, a strong balance sheet and a commitment to deliver on our `software as a service' business," said Michael Mullarkey, CEO and Chairman of Workstream. "With the addition of James, Andrew and Kevin to our senior management team, we are building a fast moving organization focused on recurring revenue and dedicated to being a leader in workforce management."

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About Workstream

Workstream Inc. (NASDAQ: WSTM) is a provider of hosted Enterprise Workforce Management software and professional services to the Global 2000. Workstream's products provide Recruitment, Performance, Compensation and Rewards Management for employees, managers and corporations. Workstream was named to the Deloitte & Touche Fast 500 list of the fastest growing software companies for 2003. Through its 12 offices and 200 dedicated human resource employees across North America, Workstream services customers such as BearingPoint, Chevron, Eli Lilly Canada, The Gap, Home Depot, Kaiser Permanente, KPMG Canada, Motorola, Nike, Nordstrom, Samsung, Sony Music Canada, VISA, Watson Wyatt, and Wells Fargo. For more information visit www.workstreaminc.com or call toll free 1-866-470-WORK.

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of Workstream's management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: inability to grow our client base and revenue because of the number of competitors and the variety of sources of competition we face; client attrition; inability to offer services that are superior and cost effective when compared to the services being offered by our competitors; inability to further identify, develop and achieve success for new products, services and technologies; increased competition and its effect on pricing, spending, third-party relationships and revenues; as well as the inability to enter into successful strategic relationships and other risks detailed from time to time in filings with the Securities and Exchange Commission.

Contact:
Tammie Brown
Workstream Inc.
1-877-327-8483 ext. 263
tammie.brown@workstreaminc.com